Exhibit 99.1

Pulse Electronics Corporation Reports Third Quarter Results

Continued Growth in Operating Profit and EBITDA

SAN DIEGO--(BUSINESS WIRE)--November 10, 2014--Pulse Electronics Corporation (OTC Pink: PULS), a leading provider of electronic components, today reported results for its third quarter ended September 26, 2014.

Third Quarter Highlights

  Net sales were $88.2 million, down 7.0 percent from $94.8 million in the prior-year quarter, and down 5.7 percent from $93.6 million in the second quarter.
  Operating loss (U.S. GAAP) was $1.6 million compared with a profit of $0.5 million in the prior-year quarter and a profit of $1.7 million in the second quarter.
  Non-GAAP operating profit was $4.6 million, compared with $3.6 million in the prior-year quarter and $2.9 million in the second quarter.
  Adjusted EBITDA was $6.5 million, compared to $5.5 million in the prior-year quarter and $4.8 million in the second quarter. As a percentage of revenue, Adjusted EBITDA margin was 7.4 percent, compared to 5.8 percent in the prior-year quarter and 5.1 percent in the second quarter.

CEO Comments

“Our operating results in the third quarter for non-GAAP operating profit improved despite lower revenue both sequentially and year-over-year as we continue to reap the benefits of our ongoing efforts to reduce manufacturing costs and operating expenses,” said interim Chief Executive Officer Alan Benjamin. “Our Adjusted EBITDA increased 37 percent compared to the second quarter despite unexpectedly weaker revenue. Looking ahead, demand in the fourth quarter continues to be muted across most of our businesses at levels roughly similar to the third quarter, but we continue to remain focused on EBITDA growth with further efficiency improvements.

“Our decision to delist our common stock from the NYSE and deregister it with the SEC plus other initiatives to reduce our structural complexity will result in significant savings to the company and improve the focus on operational decision making,” Mr. Benjamin continued. “We continue to identify opportunities for administrative expense reductions while using some of the savings to make select investments in other programs to reinvigorate profitable growth.

“We made significant progress this quarter with FluidANT, our new, cutting-edge electronic printing technology that we have first applied in our wireless segment,” added Mr. Benjamin. “We finalized our first program agreement this quarter and we expect this business to contribute significantly to the company’s results in future quarters.”

Third Quarter Operating Performance

Net sales were $88.2 million compared to $94.8 million in the prior-year quarter mainly due to weakness in specific product lines, particularly mobile handset antennas and certain automotive products. Demand for core network and power products and wireless infrastructure antennas was slightly higher than the previous year. Sequentially, net sales decreased 5.7 percent compared to second quarter net sales of $93.6 million due to weaker than expected demand in all segments that limited revenue opportunities later in the quarter.

Cost of sales decreased 8.4 percent to $67.0 million from $73.2 million in the prior-year quarter. The company’s gross profit margin was 24.0 percent compared with 22.8 percent in the prior-year quarter and 21.1 percent in the second quarter. Gross profit margin increased compared to the prior year mainly due to improved product mix and manufacturing efficiency improvement initiatives which offset higher labor costs in China. Sequentially, gross margin improved despite lower revenue mainly due to product mix and efficiency improvements.

Operating expenses were $17.4 million and included $0.6 million of expenses related to initiatives to reduce the company’s number of legal entities. These expenses are expected to continue for the foreseeable future at a somewhat lower rate, with the ultimate effect of significantly streamlining the company’s structure and improving its administrative efficiency. Excluding the legal entity restructuring costs, operating expenses declined 8.5 percent from the third quarter of 2013, mainly due to results of actions related to the previously announced expense reduction initiative. Operating expenses decreased 1.1 percent sequentially (excluding legal entity restructuring costs), mainly due to lower compensation expense.

Operating loss (U.S. GAAP) was $1.6 million compared with a profit of $0.5 million in the third quarter of 2013, mainly due to $4.1 million of costs related to the company’s CEO transition, which more than offset higher gross profit margin and lower operating expenses. Non-GAAP operating profit was $4.6 million compared with $3.6 million in the prior-year quarter and $2.9 million in the second quarter.

The company had $22.4 million of cash and cash equivalents at September 26, 2014 compared with $26.9 million at December 27, 2013. The decrease in cash mainly reflects the payment of cash consideration for the convertible bond exchange transactions, redemption of remaining convertible bonds, refinancing transaction fees and expenses, capital expenditures, and increases in working capital. Cash used in operating activities in the third quarter was $0.2 million due to growth in working capital typical to the second half of the year.

Further Information

Further information regarding the company’s financial results for the third quarter can be found in its Form 10-Q, which will be filed with the SEC today. The company will no longer conduct conference calls to discuss quarterly results.

About Pulse Electronics Corporation

Pulse Electronics is a leading electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse Electronics has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production. The company serves the wireless and wireline communications, power management, military/aerospace and automotive industries. Pulse Electronics is a participating member of the IEEE, SFF, OIF, HDBaseT Alliance, CommNexus, and MoCA. Visit the Pulse Electronics website at www.pulseelectronics.com.

Safe Harbor

This press release contains statements, including projections of future business objectives and financial results, that are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the company's current information and expectations. There can be no assurance these forward-looking statements will be achieved. Actual results may differ materially due to the risk factors listed from time to time in the company's SEC reports including, but not limited to, those discussed in its Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. All such risk factors are incorporated herein by reference as though set forth in full. The company undertakes no obligation to update any forward-looking statement.

Non-GAAP Measures

In this press release and in other public statements, Pulse presents certain non-GAAP financial measures. These non-GAAP financial measures have limitations and may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Set forth in Schedule A are the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures. These reconciliations should be carefully evaluated. Prior disclosures of non-GAAP figures may not exclude the same items and as such should not be used for comparison purposes. Management believes that these measures enhance investors' understanding of the company's financial performance and the comparability of the company's operating results to prior periods, as well as against the performance of other companies.

Copyright © 2014 Pulse Electronics Corporation. All rights reserved. All brand names and trademarks are properties of their respective holders.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share data)
	Three Months Ended		Nine Months Ended
	9/26/2014	9/27/2013	9/26/2014	9/27/2013
Net sales	$88,205	$94,840	$263,424	$267,904
Cost of sales	67,029	73,194	204,985	205,327
Gross profit	21,176	21,646	58,439	62,577
Operating expenses	17,434	18,453	52,404	56,710
Severance, impairment and other associated costs	1,247	2,670	3,184	2,782
CEO transition costs	4,053	—	4,053	—
Operating (loss) profit	(1,558)	523	(1,202)	3,085

Interest expense, net	(6,345)	(6,231)	(19,824)	(18,119)
Other (expense) income, net	(716)	57	(471)	(2,883)
Loss before income taxes	(8,619)	(5,651)	(21,497)	(17,917)
Income tax benefit (expense)	2,218	(1,937)	(1,774)	(2,021)
Net loss	(6,401)	(7,588)	(23,271)	(19,938)
Less: Net earnings attributable to non-controlling interest	47	44	31	39
Net loss attributable to Pulse Electronics Corporation	$(6,448)	$(7,632)	$(23,302)	$(19,977)

Basic shares outstanding	17,528	8,007	15,840	8,016
Basic loss per share	$(0.37)	$(0.95)	$(1.47)	$(2.49)

Diluted shares outstanding	17,528	8,007	15,840	8,016
Diluted loss per share	$(0.37)	$(0.95)	$(1.47)	$(2.49)

BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)
	Three Months Ended		Nine Months Ended
	9/26/2014	9/27/2013	9/26/2014	9/27/2013
Net sales:
Network	$39,635	$39,472	$116,734	$113,757
Power	26,657	28,116	81,230	85,255
Wireless	21,913	27,252	65,460	68,892
Total net sales	88,205	94,840	263,424	267,904
Segment operating profit (loss):
Network	2,676	1,726	5,685	3,980
Power	2,685	2,170	6,197	5,249
Wireless	(1,031)	(667)	(5,237)	(3,251)
Segment operating profit	4,330	3,229	6,645	5,978
Severance, impairment and other associated costs	1,247	2,670	3,184	2,782
CEO transition costs	4,053	—	4,053	—
Legal entity restructuring costs	577	—	577	—
Legal reserve	11	36	33	111
Operating (loss) profit	$(1,558)	$523	$(1,202)	$3,085

FINANCIAL POSITION (UNAUDITED)
(in thousands)	9/26/2014	12/27/2013

Cash and cash equivalents	$22,433	$26,902
Accounts receivable, net	61,373	62,185
Inventory, net	35,698	36,726
Prepaid expenses and other current assets	18,093	18,966
Net property, plant and equipment	24,971	27,955
Other assets	16,350	16,100
Total assets	178,918	188,834

Accounts payable	67,840	70,871
Current portion of long-term debt	—	22,315
Accrued expenses and other current liabilities	36,863	36,335
Long-term debt	121,541	90,030
Other long-term liabilities	24,204	22,841
Total liabilities	250,448	242,392
Total deficit	(71,530)	(53,558)

Total liabilities and deficit	$178,918	$188,834

Shares outstanding	17,475	7,956

Schedule A
NON-GAAP MEASURES (UNAUDITED)
(in thousands, except per-share amounts)

1. Operating profit excluding severance, impairment and other associated costs, CEO transition costs, legal entity restructuring costs, non-cash stock-based compensation expenses, and legal reserve costs
	Quarter Ended		Nine Months Ended
	9/26/2014	9/27/2013	9/26/2014	9/27/2013
Operating (loss) profit	$(1,558)	$523	$(1,202)	$3,085
Pre-tax severance, impairment and other associated costs	1,247	2,670	3,184	2,782
Pre-tax CEO transition costs	2,877	—	2,877	—
Pre-tax legal entity restructuring costs	577	—	577	—
Pre-tax non-cash stock-based compensation expenses	1,491	420	2,234	1,422
Pre-tax legal reserve	11	36	33	111
Operating profit excluding severance, impairment and other associated costs, CEO transition costs, legal entity restructuring costs, non-cash stock-based compensation expenses, and legal reserve costs	$4,645	$3,649	$7,703	$7,400

2. Net loss per diluted share excluding severance, impairment and other associated costs, CEO transition costs, legal entity restructuring costs, non-cash stock-based compensation expenses, and legal reserve costs
	Quarter Ended		Nine Months Ended
	9/26/2014	9/27/2013	9/26/2014	9/27/2013
Net loss per diluted share	$(0.37)	$(0.95)	$(1.47)	$(2.49)
After-tax severance, impairment and other associated costs, per share	0.05	0.24	0.14	0.25
After-tax CEO transition costs, per share	0.10	—	0.11	—
After-tax legal entity restructuring costs, per share	0.02	—	0.02	—
After-tax non-cash stock-based compensation expenses, per share	0.05	0.03	0.09	0.11
After-tax legal reserve, per share	-	-	-	0.01
Net loss per diluted share excluding severance, impairment and other associated costs, CEO transition costs, legal entity restructuring costs, non-cash stock-based compensation expenses, and legal reserve costs	$(0.15)	$(0.68)	$(1.11)	$(2.12)

3. Adjusted EBITDA
	Quarter Ended
	9/26/2014	9/27/2013
Net loss attributable to Pulse Electronics Corporation	$(6,448)	$(7,632)
Non-controlling interest	47	44
Income tax expense	(2,218)	1,937
Interest expense, net	6,345	6,231
Non-cash stock-based compensation expenses	1,491	420
Depreciation and amortization	1,893	1,823
Other expense (income), net	716	(57)
Severance, impairment and other associated costs	1,247	2,670
CEO transition costs	2,877	—
Legal entity restructuring costs	577	—
Legal reserve	11	36
Adjusted EBITDA	$6,538	$5,472

CONTACT:
Pulse Electronics Corporation
Jim Butler
Sr. Director of Finance and Treasurer
858-674-8183
jbutler@pulseelectronics.com